UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 14, 2015

WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

100 South Bedford Road, Suite 2R, Mount Kisco, NY	10549
(Address of Principal Executive Offices)	(Zip Code)

(914) 242-5700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 14, 2015, Scott N. Greenberg informed the Board of Directors of Wright Investors’ Service Holdings, Inc. (the “Corporation”) of his resignation as a director of the Corporation and as a member of the Corporation’s Audit Committee.  Mr. Greenberg’s decision to resign is solely for personal reasons and time considerations and did not involve any disagreement with the Corporation, the Corporation’s management or the Corporation’s Board of Directors.

(d) On January 14, 2015 the Board of Directors of the Corporation appointed Marshall Geller a director of the Corporation and as a member of the Audit Committee, effective immediately, to fill the vacancy created by Mr. Greenberg’s resignation.

Mr. Geller, age 75, is a Co-Founder and Managing Partner of St. Cloud Capital, LLC, a Los Angeles based private equity fund formed in December 2001. He has spent more than 45 years in corporate finance and investment banking, including 21 years as a Senior Managing Director of Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East.  Mr. Geller has served as a director of GP Strategies Corporation (“GP”) since 2002 and currently serves as a director of COR Capital LLC.  He also serves on advisory boards to Banc of CA, Merriman Holdings, Inc. and UCLA Health Systems.   Mr. Geller is on the Board of Governors of Cedars-Sinai Medical Center, Los Angeles and also serves on the Dean's Advisory Council for the College of Business & Economics at California State University, Los Angeles.  During the past five years, Mr. Geller has also been a director of Guidance Software, Inc., National Holdings Corporation and California Pizza Kitchen. As the managing partner of a private equity fund and a director of other public companies, Mr. Geller brings to the Board many years of experience and expertise as an investor in and advisor to companies in various sectors.  Harvey P. Eisen, the Corporation’s Chairman of the Board and Chief Executive Officer is also the Chairman of the Board of GP.

Mr. Geller will participate in the Corporation’s standard outside director compensation program. Pursuant to this program, each member of the Board,  who is not an employee of the Corporation, receives annual director compensation of (i) $25,000, paid in quarterly installments of $6,250 as a director and  (ii) annual director compensation of $5,000, paid in quarterly installments of $1,250, as a member of the Audit Committee.

Fifty percent of the sums designated above as “annual director compensation” are required to be paid in Corporation common stock provided that; (1) common stock issued in lieu of annual compensation is valued at the average between the closing bid and ask price on the day prior to the date upon which the annual compensation became payable, and (2) all right, title and interest in and to common stock issued will vest in the receiving director upon issuance.

In addition, on January 19, 2015 (the “Grant Date”), pursuant to the Corporation’s 2007 Incentive Stock Plan (the “Plan”),  Mr. Geller was granted 100,000 Stock Units (“RSU’s”), each representing the initial right to receive, on the settlement date(s), one share of common stock, par value $.01 per share, of the Corporation (the “Common Stock”), subject to the terms and conditions set forth in the Corporation’s Stock Unit Agreement (the “Agreement”).   Mr. Geller’s  100,000 RSU’s shall vest in 1/3 increments of 33,333,  on each of the one year and two year anniversary,  and 33,334 on the three year anniversary of the Grant Date  and shall be subject to a three year transfer or sale restriction until the three year anniversary of the Grant Date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.

Date: January 20, 2015	By:	/s/ IRA J. SOBOTKO
		Name:	Ira J. Sobotko
		Title:	Vice President & Chief Financial Officer

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